EXHIBIT 5

                               May 9, 1997

Texas Petrochemicals Corporation
Three Riverway, Suite 1500
Houston, TX  77056

Ladies and Gentlemen:

We acted as counsel to Texas Petrochemicals Corporation, a Texas corporation (the "Company"), in connection with the issuance by the Company of $175,000,000 aggregate principal amount of 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes") and $50,000,000 aggregate principal amount of 11 1/8% Series B Senior Subordinated Notes due 2006 (the "Notes"). The Company has agreed to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 containing a market making prospectus (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), to be used by Chase Securities, Inc., an affiliate of the Company, in connection with its market making activities.

We have examined originals or copies certified by officers of the Company of (a) the Indenture, as supplemented and amended, dated as of July 1, 1996 (the "Original Indenture"), by and between the Company and Fleet National Bank, as Trustee (the "Trustee"), pursuant to which the Original Notes were issued, and the Indenture dated as of March 1, 1997 (the "Notes Indenture") by and between the Company and the Trustee pursuant to which the Notes were issued, (b) the Articles of Incorporation, as amended, of the Company, (c) the Bylaws of the Company, (d) certified copies of certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed the due execution and delivery of each of the Original Indenture and the Notes Indenture by a duly authorized officer of the Trustee.
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Texas Petrochemicals Corporation
May 9, 1997
Page 2

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; and

      2. the Original Notes and the Notes have been validly authorized and issued, and are legally binding obligations of the Company entitled to the benefits of the Original Indenture and the Notes Indenture, respectively.

We advise you that members of this firm own less than 0.5% of the outstanding common stock of Texas Petrochemical Holdings, Inc., the parent corporation of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

                                    Very truly yours,

                                    Bracewell & Patterson, L.L.P.